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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


[X] CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (date of earliest event reported): August 1, 1999


                         Commission File Number: 0-28072


                      WEST COAST ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)



            Delaware                                    04-3278751
(state or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


Route 413 and Double Woods Road, Langhorne, PA               19047
  (Address of principal executive offices)                 (zip code)


                                 (215) 968-4318
              (Registrant's telephone number, including area code)
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ITEM 5.  OTHER EVENTS

         On August 1, 1999, West Coast Entertainment Corporation (the "Registrant") and Video City, Inc. ("Video City") entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of Video City will merge with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Video City (the "Merger"). Pursuant to the Merger Agreement, upon the effectiveness of the Merger, each outstanding share of the Common Stock of the Registrant will be converted into the right to receive (i) a number of shares of Common Stock of Video City as is calculated pursuant to the Common Stock Exchange Ratio (as defined in the Merger Agreement), subject to a maximum of .333 shares and a minimum of .250 shares, and (ii) 0.05 shares of Series F Convertible Redeemable Preferred Stock of Video City, having a liquidation preference of $25.00 per share (plus accrued and unpaid dividends).

         The consummation of the Merger is subject to certain terms and conditions set forth in the Merger Agreement, including the satisfactory completion by the Registrant and Video City of their respective due diligence investigations, the obtaining or arranging of financing, approval by the stockholders of the Registrant and Video City, certain regulatory approvals and the approval of creditors and certain other third parties.

         On August 2, 1999, the Registrant issued a press release announcing the execution of the Merger Agreement.

         The foregoing description of the Merger Agreement, the Merger and the press release is qualified in its entirety by reference to the Merger Agreement and the press release, copies of which are filed as exhibits to this Current Report on Form 8-K.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             /s/ Richard G. Kelly
                             ---------------------------------------------------
                             Richard G. Kelly
                             Vice President, Finance and Chief Financial Officer

Date:  August 10, 1999
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                                  EXHIBIT INDEX

2.1 Agreement and Plan of Merger, dated as of August 1, 1999, by and among Video City, Inc., Keystone Merger Corp. and West Coast Entertainment Corporation.

99.1 Press Release, dated August 2, 1999, issued by West Coast Entertainment Corporation.